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                                                                      EXHIBIT 21

                LIST OF SUBSIDIARIES OF INSTEEL INDUSTRIES, INC.

The following is a list of subsidiaries of the Company as of September 30, 2000, each of which is wholly owned by the Company:


                                               STATE OR OTHER JURISDICTION OF
                NAME                                    INCORPORATION
---------------------------------------      -----------------------------------

Insteel Wire Products Company                North Carolina

Florida Wire and Cable, Inc.                 Delaware

Intercontinental Metals Corporation          North Carolina